UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2010

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 23, 2010, William J. Rieflin advised XenoPort, Inc. (the “Company”) of his decision to resign from his position as president of the Company, effective as of September 16, 2010, to accept a position as chief executive officer of a private biotech company. Mr. Rieflin will continue to serve as a consultant to the Company during a transition period.

(c) Effective upon the resignation described in Item 5.02(b) above, Ronald W. Barrett, Ph.D., the Company’s Chief Executive Officer, will perform the functions of the Company’s principal operating officer. Information with respect to Dr. Barrett is incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the Company’s definitive proxy statement on Schedule 14A for its 2010 Annual Meeting of Stockholders and the Company’s Current Reports on Form 8-K filed on January 19, 2010 and March 23, 2010.

(d) On August 26, 2010, on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of the Company, the Board elected William J. Rieflin, effective September 17, 2010, as a Class 2 director for a term expiring at the Company’s 2013 Annual Meeting of Stockholders. There was no arrangement or understanding between Mr. Rieflin and any other persons pursuant to which Mr. Rieflin was selected as a director. Mr. Rieflin has not been appointed to any committees of the Board at this time.

Mr. Rieflin shall participate in the Company’s compensation program for non-employee directors. Pursuant to this program, Mr. Rieflin shall be eligible to receive $20,000 per year for service as a Board member (paid as a quarterly retainer) and $2,000 for each Board meeting attended in person ($1,000 for meetings attended by video or telephone conference). In addition, all non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings and for the reasonable expenses incurred by directors to attend programs designed to provide continuing education regarding the appropriate role of directors in a public company.

Mr. Rieflin is also eligible to receive automatic grants of stock options to purchase shares of the Company’s common stock under the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Pursuant to the terms of Directors’ Plan, Mr. Rieflin shall receive a one-time initial option to purchase 25,000 shares of the Company’s common stock. Such initial option grant vests in a series of four successive equal annual installments on the first through fourth anniversaries of Mr. Rieflin’s date of election to the Board. In addition, under the Directors’ Plan, any individual who is serving as a non-employee director on the date of each annual meeting of stockholders shall receive an option to purchase up to 10,000 shares of the Company’s common stock on such annual meeting date. Such annual option grants vest in a series of 12 successive equal monthly installments measured from the date of grant. Options granted under the Directors’ Plan are not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price of options granted under the Directors’ Plan is equal to 100% of the fair market value of the Company’s common stock subject to the option on the grant date. As long as the optionee continues to serve with the Company, the option will continue to vest and be exercisable during its term. When the optionee’s service terminates, the optionee may exercise any vested options for a period of 12 months following the cessation of service. All stock options granted under the Directors’ Plan have a term of ten years.

Pursuant to a consulting agreement, effective September 17, 2010, Mr. Rieflin will be available to provide additional consulting services to the Company in the field of general business and administrative matters, including corporate partnering and strategic planning, until December 31, 2010, at a rate of $300.00 per hour.

Section 8 – Other Events

Item 8.01	Other Events

Effective August 26, 2010, the Company has promoted Gianna M. Bosko to senior vice president, chief administrative officer, general counsel and secretary. Ms. Bosko will report to Ronald W. Barrett, Ph.D., XenoPort’s Chief Executive Officer, and will be responsible for the facilities, human resources, information technology, legal and other administrative functions for the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: August 26, 2010	By:	/S/ WILLIAM G. HARRIS
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer